Exhibit 10.4

Alliance One International, Inc.

2007 Incentive Plan

Form of Grant Agreement

PERFORMANCE SHARE AWARD

THIS AGREEMENT, made effective as of the              day of                         ,              (the “Date of Award”), between Alliance One International, Inc., a Virginia corporation (the “Company”), and                          (“Participant”), is made pursuant and subject to the provisions of the Company’s 2007 Incentive Plan (the “Plan”), a copy of which has been made available to the Participant.

RECITAL:

The Plan provides for the grant of Performance Shares to eligible employees designated by the Committee. The Committee has determined that Performance Shares will encourage eligible employees to contribute to the profits and growth of the Company and its Affiliates, and that the Participant can be expected to make such a contribution.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used but not defined in this Agreement shall have the meaning set forth for those terms in the Plan.

2.	Award of Performance Shares. The Company grants Performance Shares to the Participant as of the Date of Award specified above for the performance period beginning on and ending on (the “Performance Period”), subject to the restrictions set forth herein. Unless otherwise provided herein, Performance Shares shall not be earned until the end of the Performance Period.

3.	Performance Criteria. The grant of Performance Shares in Section 2 above is a target grant. The Participant may earn all or a portion of the Performance Shares if the Company’s Earnings Per Share (“EPS”) for the Performance Period equals or exceeds $ (the “Performance Threshold”), and the Participant otherwise satisfies the requirements of this Agreement. For purposes of this Agreement, the term “Earnings Per Share” or “EPS” means fully diluted earnings per share from continuing operations, as reported in the Company’s audited financial statements; the term “Performance Target” means EPS of $ for the Performance Period. The term “Performance Shares Earned at Target” means Performance Shares.

a.	Basic Formula. Subject to the remaining provisions of this Section 3, the number of Performance Shares earned by the Participant shall be determined by the Committee as a percentage of Performance Shares Earned at Target, according to the following table:

[INSERT TABLE]

Except as provided in paragraphs 3(c) and 3(d), the Participant will not earn any of the Performance Shares if EPS for the Performance Period is less than the Performance Threshold.

b.	Certification; Subjective Factors. As soon as practicable after the end of the Performance Period (or, if clause (iv) or (v) of paragraph 3(c) applies, as soon as practicable after termination of the Participant’s active employment or death), the Committee shall certify the number of Performance Shares the Participant has earned pursuant to this Section 3. Notwithstanding any provision of this Agreement to the contrary, the Committee in its discretion may decrease the number of Performance Shares that would otherwise be deemed earned by the Participant pursuant to this Section in recognition of other performance factors that the Committee deems relevant. Performance Shares that are not certified by the Committee as earned will be forfeited as of the last day of the Performance Period (or, if clause (iv) or (v) of paragraph 3(c) applies, on the date of termination of the Participant’s active employment or death).

c.	Termination of Employment Before Last Day of Performance Period.

i.	Involuntary Termination for Cause. Upon the involuntary termination of the Participant from the employ of the Company and its Affiliates for Cause prior to the last day of the Performance Period, the Participant shall forfeit all Performance Shares. For purposes of this Agreement, the Participant’s termination will be deemed to be an involuntary termination for “Cause” only if the Committee determines that the Participant engaged in a Prohibited Activity (as defined in paragraph 4(d)) prior to such termination.

ii.	Retirement or Involuntary Termination Without Cause. Upon the Participant’s Retirement, or the involuntary termination of the Participant from the employ of the Company and its Affiliates without Cause, in either case prior to the last day of the Performance Period:

(1)	The Performance Threshold and Performance Period will remain unchanged; but

(2)	Subject to the Committee’s discretion to decrease the number of Performance Shares earned hereunder based on other factors pursuant to paragraph 3(b), the Performance Shares earned by the Participant at the end of the Performance Period pursuant to paragraph 3(a) (if any) shall be prorated (rounded up to the nearest whole Performance Share) based on the ratio of the number of days during the two year period beginning April 1, 2008, and ending March 31, 2010 (the “Pro-Ration Period”) that the Participant remained in the continuous employ of the Company or one of its Affiliates through the date of such Retirement or involuntary termination, to the total number of days in the Pro-Ration Period. Any Performance Shares that are not earned in accordance with this clause (ii) shall be forfeited.

See Exhibit A attached to this Agreement for an example of how the provisions of this clause (ii) apply.

iii.	Voluntary Termination. Upon the voluntary termination, for any reason other than Retirement or Disability, of the Participant from the employ of the Company and its Affiliates prior to the last day of the Performance Period, the Participant shall forfeit all Performance Shares.

iv.	Disability. Upon the termination of the Participant’s active employment with the Company and its Affiliates prior to the last day of the Performance Period and on account of Participant’s Disability:

(1)	The provisions of paragraph 3(a) shall not apply;

(2)	Any Performance Shares earned pursuant to this clause (iv) will be deemed to have been earned on the date the Participant’s active employment terminated on account of Disability; and

(3)	Subject to the Committee’s discretion to decrease the number of Performance Shares earned based on other factors pursuant to paragraph 3(b), the Performance Shares earned by the Participant shall be equal to a pro rated portion of the number of Performance Shares that would be earned at the end of the Performance Period if EPS for the Performance Period equaled the Performance Target, based on the ratio of the number of days during the Pro-Ration Period that the Participant remained in the continuous employ of the Company or one of its Affiliates through the date his active employment terminated on account of Disability to the total number of days in the Pro-Ration Period, and rounded up to the nearest whole share. Any Performance Shares that are not earned in accordance with this clause (iv) shall be forfeited.

See Exhibit A attached to this Agreement for an example of how the provisions of this clause (iv) apply.

v.	Death. Upon termination of Participant’s employment with the Company and its Affiliates on account of his death prior to the last day of the Performance Period:

(1)	The provisions of paragraph 3(a) shall not apply;

(2)	Any Performance Shares earned pursuant to this clause (v) will be deemed to have been earned on the Participant’s date of death; and

(3)	Subject to the Committee’s discretion to decrease the number of Performance Shares earned based on other factors pursuant to paragraph 3(b), the Performance Shares earned by the Participant shall be equal to a pro rated portion of the number of Performance Shares that would be earned at the end of the Performance Period if EPS for the Performance Period equaled the Performance Target, based on the ratio of the number of days during the Pro-Ration Period that the Participant remained in the continuous employ of the Company or one of its Affiliates through the date of his death to the total number of days in the Pro-Ration Period, and rounded up to the nearest whole share. Any remaining Performance Shares shall be forfeited.

See Exhibit A attached to this Agreement for an example of how the provisions of this clause (v) apply.

d.	Change in Control Before Last Day of Performance Period. In the event of a Change in Control of the Company prior to the last day of the Performance Period and prior to the termination of the Participant’s employment as described in clause (i), (iii), (iv) or (v) of paragraph 3(c), the provisions of Article X of the Plan shall apply, and the Committee shall determine whether and to what extent the Participant’s Performance Shares will be deemed to be earned.

4.	Terms, Conditions and Restrictions.

a.	Settlement. As soon as practicable after the Committee certifies the number of Performance Shares earned by the Participant pursuant to Section 3, but in any event no later than December 31 in the calendar year in which the Performance Shares are earned, the Company will issue to the Participant (or his estate, if the Participant is deceased) one whole share of Common Stock for each whole Performance Share earned, plus one additional whole share of Common Stock for any fractional Performance Share earned. Notwithstanding the foregoing, if the Performance Shares are earned pursuant to paragraph 3(c) or 3(d) at any time in October, November or December, the deadline for issuing shares shall be March 15 in the calendar year immediately following the calendar year in which the Performance Shares are earned.

b.	Holding Period and Transfer Restrictions. Except as provided in paragraph 4(d), Common Stock issued to the Participant pursuant to paragraph 4(a) (the “Limited Shares”) shall be fully vested and nonforfeitable on the date of issue, but shall be subject to transfer restrictions as provided in this paragraph. The Limited Shares may not be sold, anticipated, assigned, pledged, gifted or otherwise transferred until the earliest of:

i.	, ;

ii.	The date of the Participant’s death;

iii.	The date that the Participant’s employment with the Company and its Affiliates ends on account of Disability or Retirement or on account of involuntary termination of the Participant without Cause; or

iv.	The date of a Change in Control.

Notwithstanding the foregoing, Limited Shares may be surrendered to, or withheld by, the Company in accordance with procedures established by the Company, to satisfy income and employment taxes attributable to the issuance of the Limited Shares. If in connection with the Performance Shares granted hereunder Common Stock is issued to the Participant or his estate pursuant to paragraph 4(a) after an event listed in clause (ii), (iii) or (iv) of this paragraph, such Common Stock shall not be subject to the holding period or transfer restrictions in this paragraph.

c.	Custody of Certificates. Custody of stock certificates evidencing the Limited Shares shall be retained by the Company. The Company shall deliver the stock certificates evidencing the shares to the Participant or his estate as soon as practicable after the date that the transfer restrictions applicable to the Participant with respect to the Limited Shares lapse in accordance with paragraph 4(b).

d.	Misconduct.

i.	The Committee shall have the authority to cancel, rescind, cause the forfeiture of or otherwise limit or restrict any earned or unearned Performance Shares awarded under this Agreement if the Committee determines that the Participant has (i) violated the Company’s Code of Conduct (as in effect from time to time); (ii) violated any law (other than misdemeanor traffic violations) and thereby injured or damaged the business reputation or prospects of the Company or an Affiliate; or (iii) engaged in intentional misconduct that caused, or materially contributed to, the need for a substantial restatement (voluntary or required) of the Company’s financial statements filed with the Securities and Exchange Commission (the foregoing enumerated items being hereinafter referred to, individually or collectively, as a “Prohibited Activity”).

ii.	In the event the Committee in its discretion determines that the Participant has engaged in a Prohibited Activity at any time prior to or during the six months after the issuance of Limited Shares pursuant to paragraph 4(a) or at any time prior to or during the six months after the lapse of the transfer restrictions applicable to the Limited Shares pursuant to paragraph 4(b), the Committee may rescind the issuance of the Limited Shares, provided the Committee takes such action by the latest of (i) two years after the date the Limited Shares were issued, (ii) two years after the Limited Shares became transferable pursuant to paragraph 4(b), or (iii) two years after the occurrence of the Prohibited Activity. Upon such rescission, the Company at its sole option may require the Participant to (a) deliver and convey to the Company the Limited Shares; (b) in the case of Limited Shares that have been sold or otherwise disposed of by the Participant, pay to the Company an amount equal to the proceeds from the sale of such Limited Shares; (c) pay to the Company an amount equal to the market price of the Limited Shares (as of the date the Limited Shares were issued pursuant to paragraph 4(a)); or (d) pay to the Company an amount equal to the market price of the Limited Shares (as of the date the Limited Shares became transferable pursuant to paragraph 4(b)). The Company shall be entitled to set-off any such amount owed to the Company against any amount or benefit owed to the Participant by the Company, and the Participant shall forfeit the amount or benefit applied to set-off such amount owed to the Company. Further, if the Company commences an action against such Participant (by way of claim or counterclaim and including declaratory claims), in which it is preliminarily or finally determined that such Participant engaged in a Prohibited Activity, the Participant shall reimburse the Company for all costs and fees incurred in such action, including but not limited to, the Company’s reasonable attorneys’ fees.

e.	Stock Power. With respect to an issuance of Limited Shares that is rescinded under paragraph 4(d), the Participant does hereby irrevocably constitute and appoint the Alliance One International, Inc. Corporate Secretary or the Vice President Compensation & Benefits as his attorney to transfer on the books of the Company, with full power of substitution in the premises, any Limited Shares the issuance of which is rescinded in accordance with this Agreement. Such person or persons shall use the authority granted in this paragraph 4(e) to cancel any Limited Shares the issuance of which is rescinded under paragraph 4(d).

5.	Assignability. The Performance Shares, including any interest therein, shall not be transferable or assignable, except by the Participant’s will or by the laws of descent and distribution. The Performance Shares have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and no transfer or assignment of the Performance Shares (or any Common Stock issued pursuant thereto) may be made in the absence of an effective registration statement under such laws or the availability of an exemption from the registration provisions thereof in respect of such transfer or assignment.

6.	Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by the Participant or other person under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. In accordance with procedures established by the Company, the Company may withhold from any shares of Common Stock issued or delivered to the Participant sufficient shares of Common Stock (valued as of the preceding day) to satisfy withholding and employment taxes, or the Company shall direct the Participant to pay to the Company in cash or Common Stock (valued as of the day preceding the payment) sufficient amounts or shares to satisfy such obligation.

7.	No Right to Employment. The Plan and this Agreement will not confer upon the Participant any right with respect to the continuance of employment or other service with the Company or any Affiliate and will not interfere in any way with any right that the Company or any Affiliate would otherwise have to terminate any employment or other service of the Participant at any time. For purposes of this Agreement, the continuous employ of the Participant with the Company or an Affiliate shall not be deemed interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company or any Affiliate by reason of (a) the transfer of his or her employment among the Company and its Affiliates or (b) an approved leave of absence.

8.	Not Part of Regular Compensation. The Participant agrees and acknowledges that benefits under this Agreement are subject to the Company’s achievement of certain performance objectives and are further subject to the Committee’s discretion to decrease the number of Performance Shares that are earned. This Agreement shall not be construed as a guarantee that the Participant will earn or accrue a benefit. The Participant agrees and acknowledges that the Performance Shares awarded hereunder and any benefits that may be earned with respect thereto are not and shall not be treated as part of the Participant’s regular compensation for any purpose.

9.	Relation to Other Benefits. Except as specifically provided, any economic or other benefit to the Participant under this Agreement or the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Affiliate and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or an Affiliate.

10.	Compliance with Section 409A of the Code. The Company intends that amounts realized by or payable to the Participant pursuant to this Agreement shall not be included in income for federal, state or local income tax purposes until the benefits are actually paid or delivered to the Participant. The Company further intends that all amounts realized by or payable to the Participant or any other party pursuant to this Agreement will qualify as short-term deferrals within the meaning of Treas. Reg. § 1.409A-1(b)(4) and will not be treated as “deferred compensation” for purposes of Code Section 409A. However, the Committee and the Company and its Affiliates do not represent or guarantee to any Participant that any particular federal or state income, payroll or other tax treatment will result from the Participant’s participation in the Plan. The Participant is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which the Participant is liable as a result of this Agreement and the Participant’s participation in the Plan.

11.	Shareholder Rights. The Participant will have no voting, dividend or other stockholder rights with respect to Performance Shares. With respect to Common Stock issued to the Participant pursuant to paragraph 4(a), the Participant will be treated as a stockholder and shall have applicable voting, dividend and other stockholder rights beginning on the actual date of issue.

12.	Retirement. For purposes of this Agreement, “Retirement” means the Participant’s early, normal or delayed retirement under a pension plan sponsored by the Company or an Affiliate.

13.	Disability. For purposes of this Agreement, “Disability” means that the Participant has ceased active employment with the Company and its Affiliates on account of a permanent and total disability as defined in Section 22(e)(3) of the Code.

14.	Change in Capital Structure. The terms of this Agreement are subject to adjustment by the Committee in accordance with Article XII of the Plan, subject to the limitations imposed by Article XI of the Plan.

15.	Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

16.	Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Award and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Award.

17.	Participant Bound by Plan. Participant hereby acknowledges that a copy of the Plan has been made available to the Participant and Participant agrees to be bound by all the terms and provisions thereof.

18.	Binding Effect. Subject to the limitations stated herein and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

19.	Severability. If any provision of this Agreement should for any reason be declared invalid or unenforceable by a court of competent jurisdiction, then this Agreement and the grant of Performance Shares hereunder shall be deemed invalid and unenforceable in its entirety due to failure of consideration.

20.	Committee Discretion. The Committee shall have all of the powers granted under the Plan, including but not limited to the authority and discretion to interpret the provisions of this Agreement and to make any decisions or take any actions necessary or advisable for the administration of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

ALLIANCE ONE INTERNATIONAL, INC.

By

Participant

EXHIBIT A

PRO-RATION EXAMPLES

Example 1 – Paragraph 3(c)(ii):

The Participant is granted 1,000 Performance Shares. The Participant is continuously employed by the Company until March 31, 2009, when the Company terminates the Participant without Cause. In June of 2010, the Committee determines that 850 of the Performance Shares would be earned based on the Company’s EPS for the Performance Period. The Committee elects not to exercise its discretion to decrease the number of earned Performance Shares. Because the Participant was continuously employed for 365 out of the total 730 days (one-half of the days) in the Pro-Ration Period, the Committee certifies that the Participant will actually earn 425 Performance Shares.

Example 2 – Paragraph 3(c)(iv):

This example assumes that 50% of the Performance Shares would be earned if the Company’s EPS for the Performance Period equals the Performance Target. The Participant is granted 1,000 Performance Shares. The Participant is continuously employed by the Company until October 31, 2009, when his active employment terminates on account of Disability. The Committee elects not to exercise its discretion to decrease the number of earned Performance Shares. Thus, the Participant will earn a pro rated portion of 500 Performance Shares (500 Performance Shares is the number that would be earned based on EPS for the Performance Period equal to the Performance Target). Because the Participant was continuously employed for 579 out of the total 730 days (79.315% of the days) in the Pro-Ration Period, the Committee certifies that the Participant will actually earn 397 Performance Shares, effective on the date his active employment terminated on account of Disability.

Example 3 – Paragraph 3(c)(v):

This example assumes that 50% of the Performance Shares would be earned if the Company’s EPS for the Performance Period equals the Performance Target. The Participant is granted 1,000 Performance Shares. The Participant is continuously employed by the Company until October 31, 2008, when he dies. The Committee elects not to exercise its discretion to decrease the number of earned Performance Shares. Thus, the Participant will earn a pro rated portion of 500 Performance Shares (500 Performance Shares is the number that would be earned based on EPS for the Performance Period equal to the Performance Target). Because the Participant was continuously employed for 214 out of the total 730 days (29.315% of the days) in the Pro-Ration Period, the Committee certifies that the Participant will actually earn 147 Performance Shares, effective on the date of his death.